Exhibit 99.1

For Immediate Release

SOLO ANNOUNCES SOLID OPERATING PERFORMANCE

FOR SECOND QUARTER 2009

HIGHLAND PARK, Ill., August 11, 2009 – Solo Cup Company (the “Company”), a leading provider of single-use products used to serve food and beverages, today announced its fiscal second quarter 2009 financial results.

Second Quarter 2009 Results

For the quarter ended June 28, 2009, the Company generated operating cash flow of $58 million, an increase of $38 million over the thirteen weeks ended June 29, 2008, primarily due to an improvement in working capital. Gross margin increased to 16.3% for the second quarter of 2009, compared to 14.7% in the same period in 2008. The improvement in gross margin was primarily due to lower raw material costs, a shift in product mix, lower costs for freight and distribution, and related efficiency improvements.

The Company reported net sales of $396 million for the second quarter of 2009, compared to $519 million for the same quarter in 2008. The decrease in net sales reflects lower unit volumes as a result of overall softness in the industry, a competitive marketplace and the Company’s strategic initiatives. Net sales were also impacted by lower pricing that resulted from lower raw material costs compared to the prior year quarter.

Operating income for the thirteen weeks ended June 28, 2009, was $26 million compared to $29 million for the quarter ended June 29, 2008. The Company incurred $3 million of costs related to plant consolidation in the second quarter of each year. Selling, general and administrative expense decreased by $7 million in the second quarter of 2009 compared to the same quarter in 2008, primarily as a result of lower employee-related costs.

“During the second quarter, we experienced an improving business environment compared to the first quarter of this year due to stabilization in customer de-stocking activity, seasonal demand increases and marketplace acceptance of our new products,” said Robert M. Korzenski, president and CEO, Solo Cup Company. “We remain cautiously optimistic that improving economic conditions will enable key industry segments to recover.”

On July 2, the Company successfully refinanced its debt by issuing $300 million of 10.5% Senior Secured Notes due 2013 and entering into a new asset-based revolving credit facility providing for borrowings of up to $200 million. In connection with these refinancing transactions, the Company recognized $9 million of interest expense related to mark-to-market adjustments for derivatives that were previously deferred.

“Despite difficult credit markets, the financial community’s confidence in our business led to new financing for Solo,” added Korzenski. “Our new arrangements greatly increase Solo’s operating flexibility and our ability to reinvest in the business for the benefit of our customers. Increasing efficiency, driving innovation and investing in growth opportunities will continue to be strategic priorities.”

Year-to-Date 2009 Results

For the twenty-six week period ended June 28, 2009, the Company’s operating cash flow improved 115%, or $46 million compared to the same period in 2008. In addition, net debt was reduced by $102 million since June 29, 2008, and by $56 million since December 28, 2008. The Company reported net sales of $745 million for the first two quarters of 2009 compared to $981 million for the twenty-six week period ended June 29, 2008. The decrease in net sales reflects lower unit volumes as a result of the overall decline in the industry, competitive conditions and continued focus on implementing strategic initiatives.

Gross profit decreased by $43 million over the prior year period primarily driven by lower unit volumes, the impact of lower production volumes on fixed cost absorption and the impact of foreign currency exchange rates. These factors were partially offset by lower raw material costs, a shift in product mix, and lower freight and distribution costs. Gross profit was also impacted by costs related to plant consolidations in the first half of 2009 and 2008 of $8 million and $5 million, respectively, as well as by a $4 million charge in connection with the resolution of a contractual dispute in the first quarter of 2009.

Operating income for the twenty-six week period ended June 28, 2009, was $25 million compared to $45 million for the same period in 2008. Selling, general and administrative expenses decreased $13 million compared to the twenty-six weeks ended June 29, 2008. The decrease primarily reflects lower employee-related costs driven by cost savings measures implemented in December 2008 and during the first half of 2009.

For the twenty-six weeks ended June 28, 2009, interest expense, net decreased $4 million compared to the prior year period. The decrease reflects lower outstanding term debt, mainly due to prepayments of the Company’s term loan under its former credit facility, as well as lower average interest rates compared to the prior year period. The decrease excludes the $9 million of interest expense related to our derivatives previously noted.

The Company will host a conference call beginning at 10:00 a.m. Central Time on Wednesday, August 12, 2009, to discuss its second quarter 2009 financial results. The conference call may be accessed by dialing (800) 471-6718 and providing the following information:

Confirmation Number:	25028518
Host:	Angie Gorman
Company:	Solo Cup Company

A replay will be available for one week after the call by dialing (888) 843-8996, passcode 25028518.

Solo Cup Company is a $1.8 billion company exclusively focused on the manufacture of single-use products used to serve food and beverages for the consumer/retail, foodservice and international markets. Solo has broad product offerings available in paper, plastic, foam, post-consumer recycled content and annually renewable materials, and creates brand name products under the Solo®, Sweetheart® and Bare™ by Solo® names. The Company was established in 1936 and has a global presence with facilities in Canada, Europe, Mexico, Panama and the United States. To learn more about the Company, visit www.solocup.com.

STATEMENT REGARDING USE OF NON-GAAP MEASURES

The Non-GAAP financial measure (EBITDA) contained in the table set forth on Schedule A to this press release is not a measure of financial performance calculated in accordance with GAAP and should not be considered as an alternative to net income (loss) or any other performance measure derived in accordance with GAAP. EBITDA, defined as net income (loss) before interest, taxes, depreciation and amortization, should be viewed in addition to, and not as a substitute for, analysis of our results reported in accordance with GAAP, or as an alternative measure of liquidity. This non-GAAP measure is used to provide additional information regarding the Company’s current financial and operating performance by excluding certain items that may not be indicative of the Company’s core operating results. Management believes that EBITDA provides useful information to the Company and its investors, and is frequently utilized by security analysts, lenders and other interested parties to evaluate companies in our industry. In addition, because the Company has historically provided EBITDA measures to investors and other interested parties as required under certain of our previous financing arrangements, management believes that including EBITDA provides consistency in the Company’s financial reporting and is a useful supplemental measure in comparing the Company’s general operating performance from period to period. Schedule A is attached to this release and available on the Company’s website.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, which could cause actual results to differ materially from the forward-looking statements. Such statements are based on management’s current reasonable and good faith expectations. A number of risks and uncertainties could cause results to differ from forward-looking statements. These risks and uncertainties include, among others, the effect of the continuing economic downturn, the impact of our debt on our cash flow and operating flexibility, fluctuations in demand for the Company’s products and increases in energy, raw material and other manufacturing costs. For further details of these and other risks and uncertainties that may impact forward-looking statements and the Company’s business and financial results, see information set forth under the heading “Risk Factors” in our most recent Quarterly Report filing on Form 10-Q, our Annual Report on Form 10-K for the fiscal year ended December 28, 2008, and in our other filings made from time to time with the SEC. The Company does not undertake any obligation to update or revise any forward-looking statements as a result of new information, future events, changed assumptions or otherwise; and all forward-looking statements speak only as of the time when made.

Media Contact:	Analyst Contact:
Angie Chaplin Gorman, 847-579-3503	Bob Koney, 847-579-3201
angie.gorman@solocup.com	robert.koney@solocup.com

Schedule A

Solo Cup Company and Subsidiaries

Consolidated Statements of Operations

(In millions)

	Q2 2009	Q2 2008	YTD 2009	YTD 2008
Net sales	$395.8	$518.8	$745.5	$980.6
Cost of goods sold	331.4	442.5	643.8	836.4

Gross profit	64.4	76.3	101.7	144.2
Selling, general and administrative expenses	38.3	45.4	74.1	87.1
Loss on asset disposals	0.2	2.0	2.4	12.0

Operating income	25.9	28.9	25.2	45.1
Interest expense, net	13.3	15.3	27.9	31.5
Reclassification of unrealized loss on cash flow hedges to interest expense	9.1	—	9.1	—
Foreign currency exchange gain, net	(3.3)	(0.4)	(2.4)	(1.2)

Income (loss) from continuing operations before income taxes	6.8	14.0	(9.4)	14.8
Income tax (benefit) provision	(0.1)	5.5	(6.2)	5.7

Income (loss) from continuing operations	6.9	8.5	(3.2)	9.1
Loss from discontinued operations, net of income taxes	—	(0.1)	—	(0.4)

Net income (loss)	$6.9	$8.4	$(3.2)	$8.7

Reconciliation of Net income (loss) to EBITDA (non-GAAP measure)

	Q2 2009	Q2 2008	YTD 2009	YTD 2008
Net income (loss)(1)	$6.9	$8.4	$(3.2)	$8.7
Interest expense, net (includes reclassification of unrealized loss on cash flow hedges)	22.4	15.3	37.0	31.5
Income tax (benefit) provision	(0.1)	5.5	(6.2)	5.7
Depreciation and amortization	16.6	19.9	34.5	40.6

EBITDA (non-GAAP measure)	$45.8	$49.1	$62.1	$86.5

(1)	Net income (loss) includes the following items, which are listed here to provide information for purposes of additional analysis.

	Q2 2009	Q2 2008	YTD 2009	YTD 2008
Plant closure expenses and severance costs	$3.1	$0.9	$7.5	$2.5
Closed plant inefficiencies	0.2	2.1	1.0	3.9
Loss on asset disposals	0.2	2.0	2.4	12.0
Foreign currency exchange gain, net	(3.3)	(0.4)	(2.4)	(1.2)
Long-term incentive plan	0.3	0.8	0.5	1.7
Contractual resolution charge	—	—	3.9	—

Solo Cup Company and Subsidiaries

Consolidated Condensed Balance Sheets

(In millions)

	June 28, 2009	Dec. 28, 2008
Assets

Cash	$26.9	$57.6
Accounts receivable, net	128.7	124.0
Inventories	238.1	283.3
Deferred income taxes	21.7	21.9
Other current assets	50.1	38.8

Total current assets	465.5	525.6

Property, plant and equipment, net	499.4	511.1
Other assets	41.6	37.1

Total assets	$1,006.5	$1,073.8

Liabilities and Shareholder’s Equity
Accounts payable	$85.6	$74.8
Accrued expenses	57.0	57.5
Current maturities of long-term debt	1.4	1.4
Other current liabilities	43.5	45.5

Total current liabilities	187.5	179.2

Long-term debt, net of current maturities	630.1	716.8
Deferred income taxes	26.3	30.9
Other liabilities	115.9	115.6

Total liabilities	959.8	1,042.5

Total shareholder’s equity	46.7	31.3

Total liabilities and shareholder’s equity	$1,006.5	$1,073.8

Solo Cup Company and Subsidiaries

Consolidated Condensed Statements of Cash Flows

(In millions)

	YTD Q2 2009	YTD Q2 2008
Cash flows from operating activities
Net (loss) income	$(3.2)	$8.7
Loss from discountinued operations, net of income taxes	—	0.4

(Loss) income from continuing operations	(3.2)	9.1

Adjustments to reconcile (loss) income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	34.5	40.6
Deferred financing fee amortization	2.8	2.2
Loss on asset disposals	2.4	12.0
Reclassification of unrealized loss on cash flow hedges	9.1	—
Deferred income taxes	(3.6)	2.2
Foreign currency exchange gain, net	(2.5)	(1.2)
Changes in operating assets and liabilities	44.4	(24.8)
Other, net	1.3	(0.2)

Net cash provided by operating activities-continuing operations	85.2	39.9
Net cash used in operating activities-discontinued operations	—	(0.3)

Net cash provided by operating activities	85.2	39.6

Cash flows from investing activities
Purchase of property, plant and equipment	(29.3)	(31.4)
Proceeds from sale of property, plant and equipment	0.1	10.2

Net cash used in investing activities	(29.2)	(21.2)

Cash flows from financing activities
Net borrowings (repayments) under revolving credit facilities	19.0	(9.9)
Repayment of other debt	(105.7)	(8.2)

Net cash used in financing activities	(86.7)	(18.1)

Effect of exchange rate changes on cash	0.1	0.8

Net (decrease) increase in cash and cash equivalents	(30.6)	1.1
Cash and cash equivalents, beginning of period	57.5	33.6

Cash and cash equivalents, end of period	$26.9	$34.7

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